MONTEAGLE FUNDS

FOURTH AMENDMENT

TO THE CUSTODY AGREEMENT

THIS AMENDMENT, dated as of the 21st day of June, 2022 to the Custody Agreement dated May 1, 2009 (the “Agreement”), and effective February 1, 2022, by and between MONTEAGLE FUNDS, a Delaware business trust (the “Trust”), and THE HUNTINGTON NATIONAL BANK, a national banking association having is principal office at 41 South High Street, Columbus, Ohio 43215 (the “Custodian” or “Bank”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Appendix B to the Agreement to include the Monteagle Enhanced Equity Income Fund; and

WHEREAS, the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Appendix B of the Agreement is hereby superseded and replaced with Amended Appendix B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MONTEAGLE FUNDS THE HUNTINGTON NATIONAL BANK

By: /s/ Paul B. Ordonio By: /s/ Kelli Hermen

Paul B. Ordonio, President Kelli Hermen, Vice President

Dated: June 20, 2022 Dated:

AMENDED APPENDIX B TO THE CUSTODY AGREEMENT

MONTEAGLE FUNDS

Series of the Trust

Select Value Fund

Texas Fund

Opportunity Equity Fund

Smart Diversification Fund

Monteagle Enhanced Equity Income Fund